10.1                                                 Form of Translator Engagement Agreement

LANGUAGE ENTERPRISES CORP.
13747 - 57 A Ave
Surrey, B.C. V3X 2V6
info@languageenterprisescorp.com
tel: 604-375-7313
fax: 866-878-7187

[Date]

[Translator’s address]

Dear [Translator’s name],

Translation services

This letter is further to our recent discussions. As you know, Language Enterprises Corp. operates a translation brokerage service with a broad capability but specializing in the translation of technical mineral resource and oil and gas resource documentation. We market our services to small and medium-sized resource companies operating internationally that lack in-house translators. Clients engage us to procure timely and accurate translations of their documents. We maintain a stable of translators with various languages and specialties.

This letter constitutes a formal offer to become part of our team, subject to the terms and conditions set out below. If you accept these terms, please sign where indicated at the foot of this letter and transmit it back to us by facsimile at 866-878-7187.

TERMS

1.

You agree to provide us with a curriculum vitae indicating your education, skills, experience, and references. We may post a summary of your background on our website to demonstrate to clients the range of skills available at Language Enterprises Corp.

2.

As and when clients engage us to procure a translation that suits your skills, we may contact you with a proposal. Price, timing and other material terms of individual jobs will be negotiated on a case-by- case basis.

3.	You agree to not circumvent Language Enterprises Corp.

4.	Unless otherwise agreed in writing, the following guidelines will apply to the working relationship between Language Enterprises Corp. and you:

	a.	Hours. It is your responsibility to renegotiate the maximum number of hours with Language Enterprises Corp. before working additional hours.

	b.	Translation. Your translation will be clear, legally accurate and readable.

	c.	Consult. You will consult with Language Enterprises Corp. or the end client if you need clarification on terminology or content to ensure quality of the product.

	d.	Format. You will save your work in an appropriate and compatible file format.

e.

Delivery. You will receive a copy of the e-file in Microsoft Word and/or a printout of the manuscript. You are responsible for delivering the translated/adapted manuscript and updated e-file to Language Enterprises Corp.

f.

Deadlines. Your work will be reviewed at agreed milestone dates. Language Enterprises Corp. recommends that you submit an invoice after reaching each milestone. If a deadline is unworkable, you must renegotiate the deadline as soon as this becomes apparent. We must have at least 24 hours notice. Failure to renegotiate a reasonable deadline in advance permits Language Enterprises Corp. to terminate a contract.

g.	Time. Time is of the essence.

h.

Fee. Your fee will include the cost of materials and supplies necessary for completion of the project. It is your responsibility to renegotiate your fee with Language Enterprises Corp. before incurring any costs in addition to this maximum. You will keep a timesheet, noting translation time and the days on which the work was done. You are responsible for the cost of delivering work to Language Enterprises Corp. by courier, unless otherwise agreed upon.

i.	Records. You must keep proof of all time records and records of expenses incurred. Language Enterprises Corp. will have free access to these records, invoices, and receipts for auditing purposes.

j.

Payment. Payment shall be made to you within forty-five (45) days upon receipt by Language Enterprises Corp. of proper invoices for the deliverables, subject to acceptance of the deliverables by Language Enterprises Corp., acting reasonably. Payment will be sent by mail unless otherwise specified on the invoice. The work must be delivered on the date(s) agreed, unless you and Language Enterprises Corp. agree on an extension at least 24 hours in advance.

k.	Termination. If you are more than 24 hours late meeting a deadline without notifying Language Enterprises Corp. in advance, Language Enterprises Corp. can terminate the contract.

l.	Language Enterprises Corp.’s rights. Language Enterprises Corp. reserves the right to revise the final translation.

m.

Copyright. You agree that copyright of all material produced remains with Language Enterprises Corp. We will retain the right to use, revise, adapt, or alter material as we choose. You agree that Language Enterprises Corp. may reproduce the work at any time for any purpose. You will be recognized as the translator of the material. If Language Enterprises Corp. changes the material, you will have 2 days to review the document and determine if you wish to have your name removed from it. You agree to be available to Language Enterprises Corp. to clarify information.

n.	Notify of change. You shall notify Language Enterprises Corp. in a timely manner when you have reason to believe a change to an agreement is warranted.

o.

Approval required. No changes, modifications, enhancements, corrections or updates to the scope, schedule or costs provided in an agreement shall be made by you without the prior written approval and consent of Language Enterprises Corp.

p.	Payment to date of termination. Language Enterprises Corp. reserves the right to terminate a contract. You will be paid for work done up to the date of termination.

q.

No subcontracting without consent. You shall not use anyone other than yourself to perform any of the services to be provided under a contract without first obtaining the written permission of Language Enterprises Corp.

r.

Intellectual property. All right, title and interest to a document (including, but not limited to, intellectual property, electronic and printed copies, the right to obtain and hold in its own name patents, copyrights, moral rights, trade secrets and registrations therefore and such other protection as deemed appropriate by Language Enterprises Corp.) shall be owned exclusively by Language Enterprises Corp. (or Language Enterprises Corp. on behalf of client, or by the client, as applicable). You agree to give Language Enterprises Corp. or any person designated by Language Enterprises Corp., at our expense, all assistance reasonably required to perfect the owner’s rights.

s.

Credit. You will be credited in the front matter of a publication whenever appropriate. You will receive a copy of the published material containing the work. Language Enterprises Corp. reserves the right not to publish or reproduce the work.

5.	You agree to protect the confidential nature of all communications and documents on these terms:

a.

Confidential Information. "Confidential Information" means all proprietary and confidential information about a disclosing party’s business or activities, including, without limitation, information relating to operations, technology, business, finances, marketing relationships, processes, customer lists, sales expertise, and technology owned or licensed. Confidential Information also includes information concerning the existence and progress of dealings, visual and other information, and information which, by the nature of the circumstances, ought in good faith to be treated as confidential. Confidential Information does not include information that:

		(a)	is currently in the public domain or that enters the public domain after the signing of this letter;

		(b)	is lawfully received from a third party without breaching a non-disclosure obligation;

		(c)	information known prior to receiving any Confidential Information from the disclosing party; and

		(d)	information developed independently without reliance on any Confidential Information.

b.

Non-disclosure. You agree to not disclose any Confidential Information to any third party or use any Confidential Information disclosed by another party except when expressly permitted in writing by us. You also agree to take all reasonable measures to maintain the confidentiality of Confidential Information in your possession or control.

	c.	Term. Confidentiality obligations shall terminate 10 (ten) years from the date of the last communication between Language Enterprises Corp. and you.

	d.	Enurement. All covenants, conditions, limitations, and provisions herein contained shall be binding upon our respective heirs, executors, administrators, successors and permitted assigns.

e.

Waiver. No waiver of any breach or default shall be effective unless the waiver is in writing and signed by the party against whom the waiver is claimed. No waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

f.

Title. You agree that all Confidential Information furnished to you shall remain the sole property of the disclosing party, whether the disclosing party is Language Enterprises Corp. or our client or both.

g.

Injunctive Relief. You acknowledge that the use or disclosure of Confidential Information in a manner inconsistent with these terms will cause disclosing party irreparable harm, and that disclosing party shall have the right to equitable and injunctive relief to prevent the unauthorized use or disclosure, and such damages as are occasioned by such unauthorized use or disclosure.

h.	Severability. The invalidity of any of the above terms shall not affect the enforceability of any other terms.

6.	The term and conditions of this letter, and our relationship, shall be governed by the laws of British Columbia, Canada.

Yours truly,

LANGUAGE ENTERPRISES CORP.

Naomi Moore, Director

Terms accepted and agreed:

__________________________________
[Translator’s Name and Signature]                                                       Date